POWER OF ATTORNEY

      The undersigned (the "Reporting Person") hereby constitutes and appoints Steven R. Mumma, Jason T. Serrano, Nathan R. Reese, Kristine R. Nario-Eng, Emily Stiller, Daniel M. LeBey, Esq., Christopher C. Green, Esq., Erin Walsh Torrez, Esq., Caroline N. Bailey, Esq., Maram Mahajna, Esq., and Austin W. Scieszinski, Esq., and each of them, as the Reporting Person's true and lawful attorney-in-fact to:

      (1)  prepare, execute in the Reporting Person's name and on the Reporting Person's behalf, and submit to the U.S. Securities and Exchange Commission (the "SEC") a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the Reporting Person to make electronic filings with the SEC of reports required by Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act");

      (2)  execute for and on behalf of the Reporting Person, in the Reporting Person's capacity as a director of New York Mortgage Trust, Inc., a Maryland corporation (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Exchange Act;

      (3)  do and perform any and all acts for and on behalf of the Reporting Person which may be necessary or desirable to complete and execute any such Form 3, 4 or 5, complete and execute any amendment or amendments thereto, and timely file such form with the SEC and any stock exchange or similar authority; and

      (4)  take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the Reporting Person, it being understood that the documents executed by such attorney-in-fact on behalf of the Reporting Person pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

      The Reporting Person grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the Reporting Person might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The Reporting Person acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the Reporting Person, is not assuming, nor is the Company assuming, any of the Reporting Person's responsibilities to comply with Section 16 of the Exchange Act.

      This Power of Attorney shall remain in effect until the Reporting Person is no longer required to file Forms 3, 4 and 5 with respect to the Reporting Person's holdings of, and transactions in securities issued by, the Company, unless earlier revoked by the Reporting Person in a signed writing delivered to the attorney-in-fact.

      IN WITNESS WHEREOF, the Reporting Person has caused this Power of Attorney to be executed on June 6, 2022.

                    /s/ Gena Cheng